    CT:02900/19 Exhibit 4.43

SERVICE AGREEMENT AND OTHER COVENANTS

The following parties have decided to enter into this private Instrument, and are hereinafter jointly referred to as “Parties”, and individually as “Party”. On one side:

PAGSEGURO INTERNET S.A., private corporation, headquartered in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, No. 1384, 4º andar – Parte A, Jardim Paulistano, Brasil, CEP 01451-001, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (“CNPJ/MF”) under No. 08.561.701/0001-01, herein represented by its undersigned legal representatives, hereinafter referred to as "PAGSEGURO" and/or “CLIENT”; and UNIVERSO ONLINE S/A., corporation, headquartered in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 1384, 6º andar, enrolled with CNPJ/MF under No. 01.109.184/0001-95, hereinafter represented pursuant to its Bylaws, hereinafter simply referred to as “UOL” and/or “CLIENT”, both parties are jointly referred to as CLIENTS; and on the other side;

INVILLIA - DESENVOLVIMENTO DE PRODUTOS DIGITAIS LTDA., headquartered at Rua Padre Duarte, Nº 151, Conj. 181 Edif. Empresarial América, Centro, Araraquara – SP, enrolled with CNPJ/MF under No. 04.654.734/0001-45, herein duly represented pursuant to its corporate acts in force, hereinafter referred to as SERVICE PROVIDER.

CLIENTS and SERVICE PROVIDER are hereinafter jointly referred to as “Parties”, and individually as “Party”; The Parties hereby execute this Service Agreement and Other Covenants (“Agreement”), and mutually accept, grant, and agree to fully comply with this Instrument, pursuant to its terms and conditions below.

1.PURPOSE

1.1The purpose of this Agreement is to provide software advisory, development, implementation, maintenance, and management services upon allocation of expert professionals by the SERVICE PROVIDER (“Services”), in compliance with the business rules and procedures established by the CLIENTS pertaining to the scope hereof, provided that the coverage of the Services provided shall be defined through specific Technical and Business Proposal(s), which shall automatically be an integral part of this Agreement as exhibits upon ratification and acceptance by the Parties.

1.1.1In addition to the other proposals that may become an integral part hereof, we have the following documents that are an integral and supplementary part of this AGREEMENT:
[*****]
[*****]
[*****]
[*****]
[*****]
[*****]
[*****]
[*****]
[*****]
[*****]
[*****]
[*****]

12.3.Each request to be carried out by the SERVICE PROVIDER shall be subject to a specific Proposal, in which all the characteristics of the service shall be provided in a detailed and thorough way.

1.2The SERVICE PROVIDER expressly represents that the Services to be carried out comprise its corporate purpose - and it holds the know-how and experience required for its proper performance - as well as it

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has all records and licenses required for its provision with the CLIENTS, and there are no restriction or obstruction in this regard.

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1.3The SERVICE PROVIDER shall be exclusively responsible for the Services to be provided to the CLIENTS, and it may not outsource the Services, except upon prior written authorization from the CLIENTS.

1.4If there is any discrepancy between the provisions in the Proposals and the provisions herein, the Agreement shall supersede all other provisions, except matters concerning the amounts included only in the Proposals.

2.ACCESS TO THE CLIENTS’ NETWORK

2.1.The SERVICE PROVIDER, on its own account and on the account of its employees, agents, as well as of everyone who may be involved in the use of the relevant equipment, shall be responsible for the access to the CLIENTS’ Corporate network, and shall be jointly responsible for the compliance with the access security rules of the CLIENTS, which must be followed, as shown below:

a)It is aware that it has read and understood this Agreement;

b)It is responsible for the compliance with the requirements herein, as well as with the Corporate Network Access Policy of the CLIENTS;

c)It shall inform its employees, agents and everyone who is involved in the use of the relevant equipment on the requirement to comply with the rules herein established; and

d)It shall provide together with its employees, agents, and everyone who may be involved, the execution of the individual Liability Agreement for the use of equipment and access.

2.2.The SERVICE PROVIDER acknowledges and agrees that:

a)The access to the CLIENTS’ Corporate Network is exclusive for the specific use related to the purpose hereof, excluding any other type of activity or access;

b)The liabilities established herein are valid regardless of the physical location of the SERVICE PROVIDER;

c)Pursuant to the security policy of the CLIENTS, the protection of confidentiality and the proper handling of information accessed is the sole responsibility of the SERVICE PROVIDER;

d)The system to access the CLIENTS’ Corporate Network ensures the authenticity and non-repudiation of accesses and operations performed by the SERVICE PROVIDER;

e)All access and operations are recorded and may be audited at any time, without prior notice, by the CLIENTS’ information security and human resources departments;

f)Password, software license of the CLIENTS or acquired from third-parties for the CLIENTS, and any device provided for the access to the CLIENTS’ network are for personal use, non-transferable, and the responsibility of the SERVICE PROVIDER;

g)All security requirements and controls included in the CLIENTS’ Corporate Network secure access policy must be used by the SERVICE PROVIDER and its employees, agents, and others with access;

h)Only equipment that meets the minimum requirements defined by the CLIENTS’ security department are authorized and permitted for the access to the CLIENTS’ Corporate Network.

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The SERVICE PROVIDER under no circumstance may use equipment that was not officially approved by the CLIENTS to provide the services subject matter hereof;

i)The architecture and system used to access the CLIENTS’ Corporate Network must be the one indicated by the CLIENTS’ security department, to the exclusion of any other.

j)The equipment used to access the CLIENTS’ Corporate Network must use only operational systems, antivirus software, personal firewall, and anti-spyware officially approved and indicated by the CLIENTS’ Corporate Support.

k)The SERVICE PROVIDER must promptly notify the CLIENTS upon identification of any security incident or undue access; and

l)The SERVICE PROVIDER is responsible for the use of the equipment, holding the CLIENTS harmless from any responsibility, and from any damages caused to it while providing the services subject matter hereof. The SERVICE PROVIDER must watch over the security of the equipment.

2.3.Taking into account that for the proper provision of the Services, employees of the SERVICE PROVIDER may be allocated at the CLIENTS’ environment and, for that, the SERVICE PROVIDER may have access to the CLIENTS’ Corporate Network. The SERVICE PROVIDER hereby declares to acknowledge that its employees shall be jointly liable for the compliance with the CLIENTS’ access security rules, which includes, but is not limited to:

i.Being responsible for the compliance with the requirements included herein, as well as the CLIENTS’ Corporate Network Access Policy, Grupo UOL’s Compliance Code, Grupo UOL’s Code of Ethics and Conduct and the CLIENTS’ Information Security Policy, which shall be made available by the SERVICE PROVIDER;
ii.Informing to employees on the mandatory nature of the compliance with the rules established herein;
iii.Providing together with its employees the execution of the individual Liability Agreement for the use of equipment and access;
iv.Prohibition of e-mail signatures or other types of communication on behalf of the CLIENTS, also being forbidden the use of corporate template of e-mail signature.
v.Prohibiting the use of business cards on behalf of the CLIENTS or any other visual identity binding the service provider as an employee of the CLIENTS;
vi.Not authorizing Third Parties to disclose, in any meetings, telephone contact, e-mail, or by any other mean, any confidential information or any information that may grant privilege or merit legal protection, such as corporate, technical, business, or financial information or information associated to trade secrets, technologies, software, commercial, operational or business plans, processes, projects, creations, ideas, concepts, developments, drawings, names, brands and/or logos, among other information or data that are not generally known by the public and that may be characterized as the CLIENTS’ intellectual property;
vii.Not practicing any act of corruption, fraud, and extortion, nor offering/accepting bribe or any other type of illegal incentive, complying with the terms of anti-corruption law, pursuant to section 14.7 below.

3.OBLIGATIONS OF THE LICENSOR

3.1In addition to the provisions herein, the following are obligations of the SERVICE PROVIDER:

3.1.1To provide the Services hired in compliance with technical specifications and standards agreed with the CLIENTS herein and in each Proposal, using qualified workforce, duly trained to perform the Services.

3.1.2To perform the implementation, complying with the efficiency, rationality, and security of the systems, in addition to analyzing and solving technical issues, and developing technical handbooks, if needed.

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3.1.3To be responsible for the schedules prepared with the CLIENTS, being allowed to propose changes, estimate the needs of additional resources, and even suggest alternate schedules, whenever necessary and mutual agreement between the Parties, always in an expressive and directed way.

3.1.4To provide meals, transportation, and accommodation to its employees, if needed, due to the purpose hereof.

3.1.5To provide detailed reports about the services to the CLIENTS, upon prior and express request from the CLIENTS, including report of all occurrences of the Services performance (compliance with deadlines, shortages, problems with installations, inter-personal relationship, etc.).

3.1.6To provide the CLIENTS with the means and facilities required to monitor the Services, promptly and unrestrictedly complying with all requests.

3.1.7To replace any of its Employees whose conduct breaches internal rules of the CLIENTS or upon simple request by the CLIENTS.

3.1.8To watch over the safekeeping and maintenance of the equipment and location of service provision that may be made available by the CLIENTS.

3.1.9To be liable for all tax, administrative, social security and civil obligations arising from this Agreement, and all documentation proving so shall be available to the CLIENTS.

3.1.10Be fully liable for all and any damage or loss that may be caused to the CLIENT or third parties as a result of performance hereof.

3.1.11To require the exclusion of the CLIENTS from any dispute in which they are involved, due to an act or deed under the SERVICE PROVIDER’s liability, arising from this Agreement, being included, as a consequence, as defendant in the dispute.

3.1.11.1The CLIENTS shall notify the SERVICE PROVIDER about any court order and/or administrative proceeding that it may be involved in as a result of this Agreement and, if it is not possible to exclude the CLIENTS as plaintiff or at its sole discretion, the SERVICE PROVIDER, without prejudice to the obligation under section 3.1.11, must provide the CLIENTS with information, evidence and/or witnesses for the defense, which will be conducted at the sole discretion of the CLIENTS.

3.1.12To reimburse the CLIENTS for all and any amount that the CLIENTS spent by virtue of an unappealable decision, whether administrative or rendered by the court, due to an act or deed by the SERVICE PROVIDER, within [*****] business days as from the delivery of the payment slip concerning such expenses.

3.1.13To adopt all necessary measures so that Employees that were dismissed from the provision of the Services do not enter the CLIENTS’ facilities, keeping the CLIENTS informed about all dismissals.

3.1.14Not to employ any of the CLIENTS’ former employees in the performance of the Services subject matter hereof, except upon prior and express notice from the CLIENTS.

3.1.15Not to allow persons under eighteen (18) years of age to work at the night shift, or to perform hazardous or unhealthy activities, as well as not to allow persons under sixteen (16) years of age to perform any work whatsoever, except as apprentice from fourteen (14) years of age, pursuant to the provisions in section 7, item XXXIII of the Brazilian Federal Constitution.

3.1.16Not to perform any practices of negative and restrictive discrimination when hiring or dealing with employees, such as, but not limited to, by virtue of: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation or pregnancy.

3.1.17To agree to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, and perform its services in compliance with the legislation in force concerning the Brazilian Environmental Preservation and Anti-Crime Policy, as well as all legal, normative and administrative acts associated to the environment, within Federal, State and Local spheres.

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3.1.18 To notify the CLIENTS about any questions, omissions or discrepancies that may be found in the technical documentation provided for the performance of the Services.

3.1.19 Not to use the name, brand, logo and/or brand logo of the CLIENTS in advertising materials of any nature, except upon prior written authorization from the CLIENTS.

3.1.20Upon formal request from the CLIENTS, to return all documents, procedures, notifications, products, equipment, parts and pieces owned by the CLIENTS that are under the SERVICE PROVIDER’s care, within forty-eight (48) hours from the request.

3.1.21 The SERVICE PROVIDER undertakes to follow the rules and norms of security used by the CLIENTS in its facilities. It is hereby agreed that the SERVICE PROVIDER’s Employees, when accessing the CLIENTS’ facilities, shall adopt the internal functional identification, which may include, but is not limited to, bearing an identification badge, and the SERVICE PROVIDER shall be liable for any damages and/or accidents that its Employees may cause and/or suffer due to the non-compliance with such rules.

3.1.22 The SERVICE PROVIDER ensures that its product/solution does not have any active or passive mechanism allowing the attainment, reproduction, storage, view or any other type of access to any data or records in it, whether by the SERVICE PROVIDER or third parties, without prior and express consent from the CLIENTS. Passive means any form of access granted to third parties without the consent from the CLIENTS, in order to such third parties request data. Active means any form of data submission, whose decision comes from the solution itself, but without consent from the CLIENTS.

3.1.23 The SERVICE PROVIDER must answer to and be liable for any and all materials delivered to it by the CLIENTS, using it in a proper and diligent form, and the SERVICE PROVIDER shall indemnify for all and any damage that the SERVICE PROVIDER and its Employees may cause to real and personal property, machinery, equipment, devices and installations in general, owned by third party or the CLIENTS.

3.1.24 The SERVICE PROVIDER shall watch over the equipment provided by the CLIENTS as if it were its own, always notifying the CLIENTS whenever any incidents related to the equipment occur, such as, but not limited to, losses, damages, robbery, or theft.

3.1.24.1In case of damages or partial destruction of the equipment by the SERVICE PROVIDER or its Employees, the SERVICE PROVIDER shall fully bear all costs and expenses concerning the equipment repair and fixing.

3.1.24.2In the event of total destruction, loss, robbery, or theft of the equipment, the SERVICE PROVIDER shall pay its full value to the CLIENTS.

3.1.25 The SERVICE PROVIDER represents that its Employees are fully aware of the proper way to use and work the equipment provided by the CLIENTS, as well as how it shall be used according to its technical specifications, in order to ensure the maximum useful life indicated by the manufacturer.

3.1.26 The SERVICE PROVIDER represents that it will not install nor allow its Employees to install softwares, applications, or any other types of computer programs that in any way may interfere with the proper operation of the equipment (such as virus, malware, spyware, and Trojan Horses) or that hinder third-party intellectual property rights, including, but not limited to, software without the due license or modified without the consent from its owner.

3.1.27 The SERVICE PROVIDER undertakes to reimburse the CLIENTS if it causes any damages due to the conducts described herein, which includes, but is not limited to, the undue use of the equipment provided by the CLIENTS and breach of third-party intellectual property rights.

3.1.28 The SERVICE PROVIDER shall purchase and keep, throughout the entire contractual effectiveness, all insurances required to protect the people and its employees.

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3.1.29 The SERVICE PROVIDER shall immediately notify the CLIENTS about the lack of any essential element required for the performance of the work, so that it can be duly remedied, to prevent whenever possible the interruption of the service and subsequent delay in its completion and delivery.

4.OBLIGATIONS OF THE CLIENTS

4.1To perform all payments due to SERVICE PROVIDER strictly within the terms agreed herein and/or in its Proposal(s).

4.2To notify the SERVICE PROVIDER in writing about any issues that may occur with the Employees allocated for the performance of the Services.

4.3To provide the SERVICE PROVIDER with the infrastructure, information, data, and materials required to perform the Services, which may be provided in the facilities of the the SERVICE PROVIDER, the CLIENTS or any other place defined by the CLIENTS.

4.4It is hereby not established any joint and several liability between the CLIENTS, who shall be individually liable for its own contracts.

5.EFFECTIVENESS

5.1This Agreement is effective as of the date of its execution through the period of [*****] months, which can be automatically extended for the same and successive periods, provided that neither Party presents prior and express notice about its intent to terminate the Agreement at least [*****] days before its renewal.

6.PRICE AND PAYMENT CONDITIONS

6.1The CLIENTS shall pay to the SERVICE PROVIDER the amounts provided in the Proposal(s) attached hereto, upon monthly submission of the relevant Invoice, for the execution of the Services subject matter hereof, and all taxes, fees, or any type of contributions, whether direct or indirect, levied on the services provided pursuant to this Agreement are already included in the amounts specified in this section.

6.2The payments provided shall be made upon the receipt, by the CLIENTS, of the invoice submitted by the SERVICE PROVIDER, within [*****] days from the date of receipt.

6.3No other payment shall be due to the SERVICE PROVIDER, which includes, but is not limited to, expenses with travel, accommodation, or any other expenses concerning the Service purchased, except if previously and expressly authorized by the CLIENTS, and the reimbursable amounts are limited by the CLIENTS’ internal policies, which shall be timely informed to the SERVICE PROVIDER. The billing shall be carried out in the same way described herein.

6.4All payments shall be made upon the issuance of Invoice by the SERVICE PROVIDER. The SERVICE PROVIDER shall include the following information in the Invoices/Bills:

UOL:
Name:    UNIVERSO ONLINE S/A
CNPJ:    01.109.184/0004-38
Address:        Av. Brigadeiro Faria Lima, 1384, 8º ao 11º andar,
Jd. Paulistano – São Paulo/SP – CEP: 01451.-001

PAGSEGURO:
Name:    PAGSEGURO INTERNET S.A
CNPJ:    08.561.701/0001-01
Address:        Avenida Brigadeiro Faria Lima, nº 1384, 4º andar – Parte A
Jd. Paulistano – São Paulo/SP – CEP: 01451.-001

6.4.1The failure of the SERVICE PROVIDER to issue one or more Invoices, or if information mentioned is not included therein, payment by the CLIENTS may be suspended until the SERVICE PROVIDER issues the Invoice or rectifies it, as the case may be, and immediately submits it to the CLIENTS.

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6.4.2The failure of the CLIENTS to perform payments in the agreed form and within the agreed terms shall result in the application of a fine equivalent to [*****]% per month and a late charge of [*****]% of the amount due.

6.5The CLIENTS shall pay for the Services whose performance is duly documented by the SERVICE PROVIDER, pursuant to the terms and conditions agreed herein. Any Services that were completed, but not duly reported, will have their payment pending until they are actually proven by the SERVICE PROVIDER.

6.6The CLIENTS may deduct from the Invoices all fines and any compensation arising from this Agreement and/or its Proposal, including with respect to materials that have been lost or damaged by the SERVICE PROVIDER.

6.6.1If the amounts payable, pursuant to the preceding item, are higher than the amount informed in the Invoice, the SERVICE PROVIDER shall be responsible for the difference, which may be deducted from future payments, including payments related to other credits that the SERVICE PROVIDER has with CLIENTS.

6.7Whenever requested by the CLIENTS, the SERVICE PROVIDER shall submit the following authenticated documentation:

a)Certificate of Good Standing on Federal Taxes and Contributions; [*****]

b)Certificate of Good Standing on State Taxes; [*****]

c)Certificate of Good Standing on Real Estate Debt; [*****]

d)Social Security Payment form (GPS); [*****]

e)Guarantee Fund for Length of Service Payment form, [*****]

6.7.1In the event any debt from the SERVICE PROVIDER is identified, at any time, as a result of non-payment of taxes, fees, contributions or charges, directly or indirectly levied on the Services hired herein and/or related to delay or default in providing payment receipts that prove the discharge of all social security and labor obligations related to its Employees and, as applicable, its subcontractors’ employees, even if partially, payment of the applicable Invoice/Bill will be withheld until the default is remedied and the receipts are duly submitted, without any interest, adjustment for inflation or any other type of adjustments, fines and/or compensation.

7.TAXES

7.1The prices agreed herein and in the Proposal include all taxes, fees and charges levied, whether directly or indirectly, on the Services hired herein, as well as all labor, civil and social security obligations in force and payable at the price base date.

7.2If there is any change to the tax legislation in force that may result in the creation of new taxes, increase in the calculation basis and/or tax rate, or that, in any way, may result in the increase of financial encumbrances hereof, the Parties shall negotiate, in good faith, changes in the prices set forth herein, provided that, under no circumstance, automatic onlendings and one-sided increase in prices shall be admitted. If the Parties cannot reach an agreement with respect to the new prices to be applied, this Agreement shall be promptly and lawfully terminated, without encumbrances or penalties.

8.VIOLATION

8.1In the event of default of the obligations assumed herein, the aggrieved Party shall notify the defaulting party about the delay, so that the defaulting party may perform its obligation within [*****] days from the receipt of the notice.

8.2The CLIENTS, without prejudice to the option of terminating this Agreement, may require indemnification from the SERVICE PROVIDER in the amount equivalent to the damage caused.

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9.TERMINATION / RESCISSION

9.1This Agreement may be terminated by any of the Parties, at any time, upon written notice to the other Party, at least [*****] days before, free of encumbrances, fines, or penalties.

9.2The CLIENTS shall pay to the SERVICE PROVIDER the prorated amount of the Services provided until the date of termination.

9.3Any Party may terminate this Agreement at any time, regardless of judicial or extrajudicial notice, not being required to pay indemnification in the following events:

a)Insolvency, bankruptcy, financial restructuring, or similar procedure, which may jeopardize the performance of the obligations undertaken herein.

b)Occurrence of Act of God or Force Majeure interrupting the performance of this Agreement for a period longer than [*****] days.

9.4Any Party may also lawfully terminate this Agreement at any time upon simple written notice, without prejudice to the losses and damages that it may have suffered, in the following events:

a)default or the full or partial non-compliance with any of the clauses in this Agreement, in case it is not remedied within the period set forth in section 8.1 above;

b)negligence, recklessness, unskillfulness, or unwillingness by the SERVICE PROVIDER, on its own account or on the account of Employees allocated in the provision of the Services subject matter hereof; and

c)Non-compliance by the SERVICE PROVIDER with the recommendation in data provided by the CLIENTS for the provision of Services.

9.5Upon termination hereof, the CLIENTS may promptly assign the completion of the Services herein hired to whoever is convenient, at its sole discretion and not being required to consult with the SERVICE PROVIDER, which includes, but is not limited to, third parties who are direct competitors of the SERVICE PROVIDER.

9.6In the event of termination, all the material held by the SERVICE PROVIDER must be returned to the CLIENTS.

9.7In any event of contractual termination, the Services prepared or that were under preparation by the SERVICE PROVIDER shall be passed on to the ownership of the CLIENTS until the termination date.

9.8The termination of any Proposal shall not result in the automatic termination of this Agreement or any other Proposals in progress. However, the termination of this Agreement shall result in the termination of all Proposals in progress, subject to the right of the SERVICE PROVIDER of receiving payment due for the Services provided, and subject to the right of the CLIENTS of having the Services set forth in the ongoing Proposal completed, if it is their intention.

9.9It is hereby agreed that the SERVICE PROVIDER shall expressly waive the rights to withhold documents owned by the CLIENTS as from the termination notice, even if the CLIENTS considers the reason for termination insufficient.

10.CONFIDENTIAL INFORMATION

10.1The SERVICE PROVIDER and its technical team undertake to keep absolute confidentiality over any transactions, data, technical specifications, innovations, documents and information of the CLIENTS, that they may become aware of, have access to or be entrusted with due to this Agreement, also including and all information orally provided (“Confidential Information”).

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Likewise, the SERVICE PROVIDER undertakes to, under any circumstance, not disclose, reveal, reproduce, use, or inform third parties who are not parties to this agreement.

10.2If the SERVICE PROVIDER is legally obliged to disclose the CLIENTS’ Confidential Information by law or court order, the SERVICE PROVIDER shall promptly notify in writing the CLIENTS, in a way to allow the CLIENTS to timely file for, if it deems necessary, applicable remedy in order to prevent the disclosure of such Confidential Information. In case the disclosure of Confidential Information is needed, the SERVICE PROVIDER shall disclose only the part of the Confidential Information that may be legally required and shall employ its best efforts to grant confidential treatment to any Confidential Information disclosed.

10.3The SERVICE PROVIDER undertakes to immediately return to CLIENTS all and any material that includes Confidential Information, as soon as the provision of the Services subject matter of this Agreement and its Proposal is completed or upon written request from the CLIENTS.

10.4The confidentiality obligation of the SERVICE PROVIDER provided in this Agreement and its Proposal, shall survive the termination of this Agreement and the end of the provision of Services for the period of [*****] years after the termination date.

10.5The SERVICE PROVIDER undertakes to instruct its Employees in regard to these provisions, which shall be complied even upon the end or termination hereof.

10.6The SERVICE PROVIDER hereby undertakes not to use, withhold or copy the Confidential Information that was provided to it in order to create any file, list or data base of its private or third-party use, except upon express and written authorization from the other Party.

10.7The confidentiality obligations provided above do not apply to:

(i) Information publicly known at the moment it was disclosed to the SERVICE PROVIDER, or information that becomes known without any action by the SERVICE PROVIDER, its officers, shareholders or quotaholders; and

(ii) information already owned by the SERVICE PROVIDER, its officers, shareholders or quotaholders when disclosed to them, provided that such ownership is promptly informed to the CLIENTS, with due documentation.

11.INTELLECTUAL PROPERTY

11.1.The computer programs mentioned in Section 1 above, under the ownership and/or possession of the CLIENTS, to which the SERVICE PROVIDER shall provide services may suffer changes and adjustments resulted from the provision of the services subject matter hereof. Any change to the computer programs owned by the CLIENTS resulting in improvements shall remain with the CLIENTS.

11.2.The Technology Risk and Intellectual Property is under the domain of the CLIENTS, and the SERVICE PROVIDER takes part in technical support to the CLIENTS in projects and/or activities related to technological research and development of technological innovation of products, processes and services, including improvements and increments.

11.2.1.Any ownership and exploration rights present or future arising from the services provided hereunder are hereby assigned and transferred to the CLIENTS by the SERVICE PROVIDER, on an exclusive, final, irrevocable and irreversible basis, and the CLIENTS may, within the term provided in Article 49, II of Law No. 9,610, of 02/19/98, regardless of any manifestation, consent or notice submitted to the SERVICE PROVIDER, regardless of the payment of any other amount, increase or additional sum to the price established below, freely use, enjoy or dispose of (including license or assign) said rights.

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11.3.The CLIENTS shall hold the full right to economically explore or use the results of the services provided by the SERVICE PROVIDER, on any account, without any geographical, time or quantitative limitation.

11.4.It is hereby agreed between the Parties that the SERVICE PROVIDER, as well as any of its partners, managers, employees, and/or agents shall not, whether directly or indirectly, throughout the effectiveness of this agreement and any extensions, except upon prior written authorization from the CLIENTS, on any account and at any time, perform similar activity to the one provided in this instrument, provide any material or any other product similar to the purpose of this instrument, regardless if they were signed or not, for any broadcasting/disclosure for companies competing with the CLIENTS. The SERVICE PROVIDER grants the CLIENTS with full and absolute exclusivity on the materials subject matter of this Agreement, as well as on any other material created for the CLIENTS and any other means of electronic disclosure, whether they were specified in this Agreement or not, which currently exist or which may be created in the future, therefore, the CLIENTS are prohibited from selling and/or providing them.

11.5.It is expressly established between the Parties that if the CLIENTS find bugs or errors in the computer programs developed by the SERVICE PROVIDER, such fixtures shall be performed by the SERVICE PROVIDER, and the CLIENTS shall not bear any additional cost.

12.LABOR LIABILITY

12.1The Parties agree that, as the SERVICE PROVIDER is exclusively responsible for providing the services, it shall be fully held liable for all labor and social security charges, taxes, insurances, indemnification and all other expenditures resulted from the employment bond the SERVICE PROVIDER has with its employees and other contractors and subcontractors providing services to the CLIENTS, since they are exclusively payable by the SERVICE PROVIDER, and the CLIENTS shall not be held liable for such charges, not even subsidiarily or jointly.

12.2It is hereby established that if the CLIENTS or any of its clients become a defendant in any lawsuit or administrative proceeding, including, but not limited to, labor, social security and tax proceeding, for reasons attributable to the SERVICE PROVIDER either or not related to the subject matter and/or obligations herein, but as a result from this Agreement, the SERVICE PROVIDER shall:

i)Provide support and documents for the preparation of the CLIENTS’ defense, at least [*****] days before the end of the established deadline;
ii)Enter the suit as co-defendant and have the CLIENTS removed from the suit, using all defense arguments and applicable resources;
iii)If the SERVICE PROVIDER is not party to the proceeding, upon request from the CLIENTS, appear at the hearings and any other events, without creating any obstacles, in order to request its inclusion as defendant in the lawsuit/administrative proceeding.
iv)If the CLIENTS and/or its Clients are not removed from the claim, the CLIENTS shall withhold an amount equivalent to [*****]% of the monthly payment for as long as they remain in the claim, in order to receive reimbursement for all expenses concerning attorneys’ fees, expenses, losses and/or any judgment.

12.3The SERVICE PROVIDER hereby authorizes the CLIENTS to enter into, at any time, any settlements so that the CLIENTS are removed from any labor or social security claim, provided that: (i) such settlements are limited to the individual amount of [*****] per settlement; and
(ii) the third-party claim results from breach of contractual obligations by the SERVICE PROVIDER or in the event of default by the SERVICE PROVIDER.

12.3.1.The amount referred in section 12.3. shall be adjusted on an annual basis, as from the execution date hereof according to the IGP-M variation.

12.3.2.Any amounts disbursed by the CLIENTS according to the settlements referred to in this clause 12.3 are hereby acknowledged by the SERVICE PROVIDER as net, certain and payable for all legal purposes, and, therefore, subject to financial compensation as provided in the Agreement.

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12.4In the event judgment is entered against the CLIENTS or settlement involving them, concerning the service subject matter hereof, even if only partially or by lower court, and even if pending trial of appeal, the SERVICE PROVIDER undertakes, in the event it did not exercise the option provided in the previous item or exceeding the amount that was previously withheld, to reimburse the CLIENTS for the total amount that was disbursed, within seventy-two (72) hours, as from the receipt of notification by mail indicating the amount due, including the principal and all ancillary installments or resulted from attorneys’ fees, fines, court costs and expenses.

12.5If the above-mentioned reimbursements are not paid, the SERVICE PROVIDER expressly authorizes the CLIENTS to discount the amount of the judgment, in advance, from the payments due for the services provided. The total amount required for the compliance with the settlement or the judgment, or also for the appeal bond may be deducted, regardless of new authorization from the SERVICE PROVIDER or any other formality, being sufficed notification to the SERVICE PROVIDER.

12.6If the withheld amount does not reach the amount of the judgment, the CLIENTS will have the option to seek court enforcement of the debit, pursuant to Articles 585, II et. seq. of the Brazilian Civil Procedural Code, and the proof of amounts due shall be made through payment receipts of the expenditures.

12.7The SERVICE PROVIDER shall be held fully liable for the acts and omissions performed by its partners, managers, representatives, advisors, employees, contractors or subcontractors, and any other agents to which the SERVICE PROVIDER is associated and involved in the provision of the Services, causing losses to the CLIENTS or third parties.

12.8Without prejudice to applicable legal measures other than the ones provided herein, the SERVICE PROVIDER shall bear, on an exclusive basis, the consequences from:

(i)negligence, unskillfulness, recklessness, unlawful acts, theft, robbery, loss, damage to materials or equipment by the employees involved in the provision of the Services; and
(ii)any type of accidents with the employees or third parties involved in the provision of the Services.

12.9The SERVICE PROVIDER shall also assume the sole liability for the payment of expenses arising from the above-mentioned events, including all direct and indirect damages to property, pain and suffering, and pecuniary losses.

12.10The SERVICE PROVIDER shall be civilly and criminally liable before third parties for any damages and losses and loss of profits, caused by unskillfulness, negligence or recklessness of its employees and/or subcontractors.

13.BENEFITS TO CLIENT’S EMPLOYEES

13.1The SERVICE PROVIDER represents to be aware of the CLIENTS’ internal policy establishing that:

a) Displays of cordiality are allowed among the CLIENTS’ employees and their clients, vendors and partners, such as exchange of low-cost promotional gifts for Christmas, for example;

b) if the clients, vendors and partners have the intent of offering material gifts to employees of the CLIENTS, whether in the form of services or goods (including trips and courses, even if they involve training concerning the purpose of the agreement), such intent must be previously notified to the Human Resources Officer, through the e-mail address [*****], who shall decide on the suitability of the acceptance (or not) of the offer by the employee. Failure to comply with this clause may result in termination of this Agreement, by the CLIENTS, without any penalties due.

14.INFORMATION AND DATA PROTECTION

13.2    Information provided by the CLIENTS for the performance of this Agreement – which may include, without limitation, customer or third-party information – may only be stored by the SERVICE PROVIDER in encrypted form, pursuant to applicable legislation.

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Data made available to the SERVICE PROVIDER is solely and exclusively aimed at the provision of services subject matter of this Agreement, and the SERVICE PROVIDER, may not, under any circumstance, change such purpose without the express and written instruction from the CLIENTS, subject to liability for damages and indemnification.

13.1.1    The SERVICE PROVIDER shall promptly notify the CLIENTS in writing in the event of any (i) violation to information security procedures; (ii) unauthorized access or change, disclosure or use of data provided by the CLIENTS. Such notice shall include measures taken or established by the SERVICE PROVIDER to remedy the situation. If a security breach is verified, the SERVICE PROVIDER must immediately track and/or retrace the steps up to the breach and remedy it.

13.3The SERVICE PROVIDER acknowledges that the unauthorized disclosure of data provided by the CLIENTS may result in irreparable damages and that, in the event of violation or threat of violation of any such obligations, the SERVICE PROVIDER shall be liable for the damages and indemnification of any type – caused to the CLIENTS and/or third parties – arising from the use of such data in noncompliance with the terms provided herein.

13.4The SERVICE PROVIDER represents to acknowledge and agree with the CLIENTS’ Privacy Policy, which is available at: https://sobreuol.noticias.uol.com.br/normas-de-seguranca-e- privacidade.html.

13.5The SERVICE PROVIDER represents and warrants that: (a) it has technical and financial skills and proper infrastructure and personnel to provide the Services, pursuant to this Agreement and applicable law; (b) it is fully aware of laws and regulations, especially the ones related to data and privacy, applicable to the activities provided herein, as well as all licenses, authorizations, permits and records needed in order to perform the purpose hereof; and (c) it undertakes to strictly comply with all regulations related to privacy and data protection or other applicable regulations (including with respect to making representations and obtaining the necessary authorizations), provided that the CLIENTS will be assured of the ownership of such privacy and data and fully compensated for all damages arising from all and any breach of such laws and regulations.

14.GENERAL PROVISIONS

14.1Each Party represents to have the power and authority to execute, deliver and comply with this Agreement, provided that such acts do not breach, conflict, revoke or constitute negligence of its bylaws or corporate acts, as well as any contract or arrangement to which they are Parties or by which they are bound. No agent, employee or representative of the Parties has any authority to bind the other Party in any notice, representation, understanding, agreement or guarantee, unless otherwise expressly set forth herein.

14.2The SERVICE PROVIDER may not assign or transfer the rights and obligations provided in this Agreement and/or the Proposal without the prior and express consent from the CLIENTS.

14.3If any provision herein is considered null, void, or unenforceable under applicable laws, such provision shall become ineffective only to the extent of the nullity, unlawfulness or unenforceability of such provision, and it shall not affect any other provisions included herein.

14.4The Parties agree that no change to this Agreement and/or the Proposal, or the failure to exercise the rights provided herein by either Party, shall result in novation of any obligation or provision herein, except as otherwise agreed by the Parties.

14.5The Parties undertake, on their own account and on account of their officers, board members, employees and/or representatives, to comply with the Brazilian law and strictly not to perform any act, directly or indirectly, that may be construed as corruption or harmful to the Brazilian or a foreign government, pursuant to article 5 of Brazilian Federal Law No. 12.846/2013, such as offering and/or making undue payments, rewards, gifts or any direct or indirect advantage to public servants, State employees under any sphere, political parties and their employees, as well as foreign government’s agents or employees. The violation of any Anti-corruption Law by the SERVICE PROVIDER shall be considered a critical breach and entitles the CLIENTS to immediately terminate this Agreement.

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Without prejudice to the immediate termination of this Agreement, any breach of Anti-corruption Laws that the CLIENTS become aware about shall entitle the CLIENTS to interrupt and withhold all and any payments related hereto as compensation for any losses suffered.

14.5.1 The CLIENTS shall not be liable for any actions and/or omissions of any type, losses and damages, loss of profits resulted from or related to the violation of any anti-corruption laws by the SERVICE PROVIDER, including its officers, directors, workers, representatives or Employees. The SERVICE PROVIDER shall indemnify and hold the CLIENTS and/or their officers, directors, employees and/or representatives harmless from any loss, claim, fine, cost or expense incurred by the CLIENTS arising from any breach provided in this section. Without prejudice to the applicable legal measures, the SERVICE PROVIDER acknowledges and agrees that the CLIENTS shall provide all relevant data and information when requested by the competent authorities, in the event any procedure is filed with the purpose of assessing violations of anti-corruption laws applicable to this Agreement.

14.6The SERVICE PROVIDER represents, on its behalf and on behalf of its Representatives, as defined below, that it acts in compliance with all laws, regulations, guidelines, policies and any other provisions related to fighting and preventing corruption and money laundering, including, but not limited to: (i) applicable Brazilian law, (ii) the Foreign Corrupt Practices Act (“FCPA”), (iii) international conventions and agreements to which Brazil is a party, and (iv) the CLIENTS’ handbooks and policies.

14.7.1.Representatives. For purposes of this Section, “Representatives” means all persons that comprise the economic groups of the Parties, shareholders, managers, officers, board members, partners, attorneys-in-fact, advisors, consultants, employees, agents, subcontractors or any other third parties directly or indirectly related to the SERVICE PROVIDER, as well as any person, whether individual or legal entity, including the ones exercising direct or indirect control over such legal entity, as well as its parent companies, subsidiaries, affiliates and companies under common control, pursuant to Law No. 6,404/1976.

14.7.2.The SERVICE PROVIDER represents to acknowledge all of the CLIENTS’ policies associated to fighting and preventing corruption and money laundering and that it has not performed nor will perform any acts or practices that directly or indirectly involve the offer, promise, bribery, extortion, authorization, solicitation, acceptance, payment, delivery or any other act related to undue pecuniary advantage or any other unlawful advantage violating the laws provided above or any other applicable law.

14.7.3.The SERVICE PROVIDER undertakes to inform and offer training sessions to all of its Representatives on the provisions set forth herein and regarding the practices to fight and prevent corruption and money laundering, in addition to implementing, if not yet implemented, policies, conducts and rules complying with the practices established herein.

14.7.4.The SERVICE PROVIDER undertakes to notify the CLIENTS if any of its Representatives has been or is a Governmental Authority, as defined below, as well as all family members or persons with a close relationship of its Representatives with a Governmental Authority.

14.7.5.Public Authority. For the purposes hereof, “Public Authority” means, without limitation, any person, agent, employee or contractor exercising activities in departments, institutions, associations, entities or bodies of the direct or indirect public administration, as well as any employee, family member, relative or personal close relationships.

14.7.6.The failure to comply with the provisions set forth herein by the SERVICE PROVIDER or its Representatives shall constitute a critical violation and may result in contractual termination by the CLIENTS, who may, at their sole discretion, automatically interrupt the performance of the obligations arising from this Agreement. The violation of this section by the SERVICE PROVIDER or its Representatives shall also result in the obligation to compensate the CLIENTS for any losses and damages caused.

14.7.7.The SERVICE PROVIDER agrees that the CLIENTS may, at their sole discretion, audit the SERVICE PROVIDER regarding any information and/or document, with the purpose of monitoring compliance with the provisions established in this Section. The Audit herein mentioned may be carried out by the CLIENTS or by a third party indicated and paid by the CLIENTS, and the SERVICE PROVIDER must, at all times, ensure wide and unrestricted access to all related documents.

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15.7.8. The SERVICE PROVIDER undertakes to immediately notify the CLIENTS in the event of any breach, suspicion of breach or any inconsistent situation that may arise against CLIENTS’ internal conducts and policies, as well as the Brazilian anti-corruption and anti-money laundering law, and international agreements and conventions governing such matter.

14.7The Parties, including their Witnesses, acknowledge that electronic, digital, and computerized signatures are valid and fully effective, constituting an extrajudicial enforcement instrument for all legal purposes, even if such signatures or certifications are not under ICP-Brazil standards, pursuant to the provisions in paragraphs of Article 10 of the Provisional Measure No. 2,200/2001 in force in Brazil. Therefore, this Agreement, as well as the Proposal, its exhibits and amendments may be executed through such means.

14.8The liability of the Parties in regard to indemnification for damages that may be caused resulting from this Agreement, shall always be limited to the Total Amount of this Agreement (sum of the amount of all Proposals bound by this Agreement).

14.8.1 It is hereby agreed that the limitation set forth in section 14.8 above shall not be applicable to damages caused by intentional or fraudulent acts, nor to damages resulted from (i) labor and social security claims related to the workforce used in the provision of the services subject matter hereof;
(ii) tax and fiscal proceedings; (iii) environmental lawsuit; (iv) third-party intellectual property claims; (v) violation of provisions concerning confidential information; (vi) violation of provisions concerning Anti-corruption norms.

15.VENUE

15.1This Agreement shall be governed by and construed pursuant to the Brazilian Laws. The Parties hereby elect the courts of the judicial district of São Paulo, State of São Paulo, to settle any disputes arising out hereof.

IN WITNESS WHEREOF, the Parties execute this Agreement in two (2) counterparts, same in form and content, for all legal purposes.

São Paulo, Thursday, November 7, 2019.

INVILLIA - DESENVOLVIMENTO DE PRODUTOS DIGITAIS LTDA.

Witnesses:

1	2
Name:	Name:
CPF:	CPF:

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